Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
HydroGen Corporation

We hereby consent to the use in the Prospectus constituting part of the Registration Statement of Form SB-2 of our report dated March 11, 2005, except for certain matters as to which the dates are April 1, 2005, May 6, 2005 and July 7, 2005, on the financial statements of HydroGen Corporation (formerly HydroGen, LLC) as of December 31, 2004, which appear in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 22, 2005